UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

LA QUINTA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LA QUINTA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2005

       The annual meeting of stockholders of La Quinta Corporation (“La Quinta”) will be held at La Quinta Inn & Suites— D/ FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062 on Thursday, May 19, 2005 at 10:00 a.m. local time, for the following purposes:

1.	To elect two directors of La Quinta, each to serve for a term of three years and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

3.	To approve the La Quinta 2005 Incentive Compensation Plan.

4.	To consider and act upon such other business and matters or proposals as may properly come before the meeting.
      The Board of Directors of La Quinta has fixed the close of business on March 21, 2005 as the record date for determining the stockholders having the right to receive notice of and to vote at the annual meeting and at any adjournment or postponement thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra K. Michel
Secretary
Irving, Texas
March 28, 2005
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.
      This proxy statement is dated March 28, 2005 and was first mailed to stockholders of La Quinta on or about April 6, 2005.

i

March 28, 2005
LA QUINTA CORPORATION
909 HIDDEN RIDGE
SUITE 600
IRVING, TX 75038

PROXY STATEMENT

       This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 6, 2005 and are furnished in connection with the solicitation of proxies by the Board of Directors of La Quinta Corporation (“La Quinta”), for use at the 2005 annual meeting of stockholders of La Quinta to be held on Thursday, May 19, 2005 at 10:00 a.m., local time, at La Quinta Inn & Suites— D/FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062, and at any adjournments or postponements thereof.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
      At the annual meeting, stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors, ratification of the appointment of our independent auditors and approval of the La Quinta 2005 Incentive Compensation Plan.
Who is entitled to vote?
      If our records show that you held shares of our common stock as of the close of business on March 21, 2005, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. As of the record date, there were 181,512,488 shares of common stock outstanding and entitled to vote at the annual meeting. A list of stockholders entitled to vote at the meeting will be available during ordinary business hours at La Quinta’s executive offices, at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, for ten days prior to the meeting, for examination by any La Quinta stockholder for purposes germane to the meeting.
Can I attend the meeting?
      All stockholders of record of La Quinta’s shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy may be asked to confirm their identity through presentation of a government issued form of picture identification, such as a driver’s license or passport.

What constitutes a quorum?
      The holders of a majority of the common stock outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.
How do I vote?
      Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted.
      Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number or the Internet website set forth below and on the proxy card or by signing, dating and mailing the proxy card to American Stock Transfer & Trust Company in the postage-paid envelope that has been provided to you by La Quinta. Each of these voting methods is described below:

Vote by Telephone. If you hold your shares in your own name as a holder of record, you may vote by telephone by calling American Stock Transfer & Trust Company toll-free at 1-800-PROXIES from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you call. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on May 18, 2005. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet. You also have the option to vote via the Internet at the following address: www.voteproxy.com and following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on May 18, 2005. Have your proxy card available when you access the website. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Mail. If you would like to vote by mail, mark the proxy card, sign and date it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided.
      Vote in Person. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record.
Will other matters be voted on at the annual meeting?
      We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?
      You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of La Quinta at the address set forth below under “What other information should I review before voting?”;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and voting by ballot at the annual meeting as described above under “How do I vote?— Vote in Person.”
      Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.
What other information should I review before voting?
      For your review, our 2004 annual report, including financial statements for the fiscal year ended December 31, 2004, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K, including financial statements, may be obtained without charge by writing to: La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn.: Investor Relations. Our annual report on Form 10-K is also available on our website at www.LQ.com under Investor Relations— SEC Filings.
PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
      Our Board of Directors currently consists of six members who are divided into three classes. Each director of La Quinta also serves as a director of La Quinta Properties, Inc. (“LQ Properties”), which is a subsidiary controlled by La Quinta. At the annual meeting, two directors will be elected to serve until the 2008 annual meeting of stockholders or until their respective successors are duly elected and qualified.
      Our Board of Directors, based upon the recommendation of its corporate governance and nominating committee, has nominated James P. Conn and Terrell B. Jones to serve as directors. The nominees are currently serving as directors of La Quinta. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.
Vote Required
      Directors must be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT.” Votes cast “FOR ALL NOMINEES” will count as “yes votes;” votes cast “WITHHOLD AUTHORITY FOR ALL NOMINEES” will not be voted with respect to any nominee, although they will be counted when determining whether there is a quorum; and votes cast “FOR ALL EXCEPT” will be withheld with respect to the specific nominee indicated and voted in favor of all other nominees.

Recommendation
      THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES, JAMES P. CONN AND TERRELL B. JONES. UNLESS INDICATED AS “WITHHOLD AUTHORITY FOR ALL NOMINEES” OR “FOR ALL EXCEPT,” ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE FOR THE ELECTION OF DIRECTORS WILL BE VOTED FOR BOTH THE NOMINEES.
Information Regarding the Nominees and Other Directors
      Set forth below is information about the current directors of La Quinta as of March 1, 2005.

		Director		Term
Name	Age	Since		Expires

William C. Baker	71	1991		2006
William G. Byrnes	54	1998		2007
Francis W. Cash	62	2000		2007
James P. Conn	67	1995	(1)	2005
John C. Cushman, III	64	1996	(2)	2006
Terrell B. Jones	56	2004		2005

(1)	Mr. Conn has served as a director of La Quinta and its predecessors from 1995 to 1997 and since April 2000. He also has served as a director of LQ Properties and its predecessors since 1995.

(2)	Mr. Cushman has served as a director of La Quinta and its predecessors from 1996 to 1997 and since April 2000. He also has served as a director of LQ Properties and its predecessors since 1996.
      The following biographical descriptions set forth certain information with respect to the two nominees for re-election as directors at the annual meeting and each director who is not standing for re-election this year, based on information furnished to La Quinta by each such director.

Nominees for Election as Directors— Term Expiring 2005
      James P. Conn has served as a director of La Quinta and its predecessors from 1995 to 1997 and since April 2000, and also has served as a director of LQ Properties and its predecessors since 1995. Mr. Conn also has served as Lead Independent Director since September 2004. Mr. Conn was the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc., a provider of financial guaranty insurance, from 1992 through 1998. He was also the President and Chief Executive Officer of Bay Meadows Operating Company, a thoroughbred racetrack company, from 1988 to 1992. Mr. Conn is a director of Gabelli Equity Trust Inc., Gabelli Global Multimedia Trust Inc. and Gabelli Westwood Funds, Inc., and a trustee of Gabelli Utility Trust, Gabelli Asset Fund, Gabelli Growth Fund, Gabelli Dividend and Income Trust, Gabelli Global Gold, Natural Resources and Income Trust and Gabelli Global Utility Trust, each a registered investment company. He is also a director of First Republic Bank.
      Terrell B. Jones has served as a director of La Quinta since 2004 and also has served as a director of LQ Properties since 2004. Mr. Jones has been a principal with Essential Ideas, a consulting firm that he helped form, focusing on travel distribution, since 2002. He served as President and Chief Executive Officer of Travelocity.com Inc., a provider of online travel reservation capabilities, from January 1998 through May 2002. Mr. Jones also served as a director of Travelocity.com Inc. from March 2000 through May 2002. He held a number of management and leadership positions in the sales, operations and technology areas of American Airlines, Inc. and Sabre Holdings Corporation for over 20 years. Mr. Jones is a director of Earthlink, Inc., an Internet service provider, and is a special venture partner with General Catalyst Partners, a venture capital firm.

Incumbent Directors— Term Expiring 2006
      William C. Baker has been a director of La Quinta and its predecessors since October 1991, and has also served as a director of LQ Properties and its predecessors from October 1991 to November 1997 and since April 2000. Mr. Baker served as interim President and Treasurer of Meditrust Operating Company, a predecessor of La Quinta, from August 1998 through April 2000. Mr. Baker is Chairman of the Board and Chief Executive Officer of Callaway Golf Company, a golf products company. He served as Chairman of the Board of Coast Newport Properties, a residential real estate company, from 1991 to 1999. Mr. Baker was Chief Executive Officer of Santa Anita Realty Enterprises, Inc., a predecessor of LQ Properties, and Santa Anita Operating Company, a predecessor of La Quinta, from April 1996 to November 1997. Mr. Baker was the President of Red Robin International, Inc., a restaurant company, from 1993 to 1995, a private investor from 1988 to 1992, and Chairman of the Board and Chief Executive Officer of Del Taco, Inc., a restaurant company, from 1976 to 1988. Mr. Baker is a director of Public Storage, Inc., a storage company, California Pizza Kitchen, Inc., a restaurant company, and Javo Beverage Company, a coffee beverage and extraction company.
      John C. Cushman, III, has served as a director of La Quinta and its predecessors from 1996 to 1997 and since April 2000, and has also served as a director of LQ Properties and its predecessors since 1996. Mr. Cushman has been the Chairman of the Board at Cushman & Wakefield, Inc., a real estate services company, since June 2001. Previously, Mr. Cushman had been the President and Chief Executive Officer of Cushman Realty Corporation, a real estate services provider, since 1978. He is a director of Cushman & Wakefield, Inc.; Cushman Winery Corporation, an owner of Zaca Mesa Winery, a grower and producer of wine; and Callaway Golf Company, a golf products company. Mr. Cushman is also President of the Boy Scouts of America.

Incumbent Directors— Term Expiring 2007
      William G. Byrnes has been a director of La Quinta and its predecessors since April 1998 and has also served as a director of LQ Properties since April 2000. Mr. Byrnes served as interim Chief Executive Officer of LQ Properties from January 2000 through April 2000. He was Chairman of the Board and Chief Executive Officer of Inceiba, LLC, a start-up incubator, from June 1999 to December 2000. Mr. Byrnes served as a Distinguished Teaching Professor of Finance at the McDonough School of Business at Georgetown University from August 1998 to June 1999, and was a Managing Director of Alex. Brown & Sons Incorporated, investment bankers, from July 1981 through February 1998. Mr. Byrnes is a director of CapitalSource Inc., a specialty finance company. He also serves as non-executive Vice Chairman of Sizeler Property Investors, Inc., a real estate investment trust, and non-executive Chairman of BuzzMetrics, a research and consulting firm. In addition, Mr. Byrnes serves on the Board of Regents of Georgetown University.
      Francis W. Cash has been Chief Executive Officer and a director of La Quinta and LQ Properties since April 2000. He was named Chairman of the Board of Directors of La Quinta and LQ Properties in September 2004. Mr. Cash also served as President of La Quinta and LQ Properties from April 2000 until February 2005 and as Treasurer of LQ Corporation from April 2000 until June 2000. Mr. Cash was Chairman of the Board, Chief Executive Officer, President and a director of Mariner Post-Acute Network, Inc., a health care service provider, from September 1999 until March 2000. From 1995 to 1999, Mr. Cash served as President and Chief Executive Officer of Red Roof Inns, Inc., a lodging company. He also served as Chairman of the Board of Red Roof Inns from 1996 to 1999. Prior to his service at Red Roof Inns, Mr. Cash served as President, Chief Operating Officer and a director of NovaCare, Inc., a provider of physical rehabilitation services, from 1992 to 1995. Prior to that, Mr. Cash served in a number of senior executive positions for 18 years at Marriott Corporation, a lodging and services company, including President of Marriott Service Group. Mr. Cash is a director of Schneider National, Inc., a provider of transportation, logistics and related services, and a member of the Board of Trustees of Southern Virginia University.

The Board of Directors and its Committees
      Board of Directors. La Quinta is managed by a six-member Board of Directors, all but one of whom are independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.
      Our Board of Directors met 14 times during 2004. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of our Board of Directors on which the director served. La Quinta did not have a policy during 2004 regarding directors’ attendance at our annual meeting of stockholders. Our current Chairman and Chief Executive Officer attended our annual meeting of stockholders in 2004. La Quinta currently encourages its directors to attend our annual meetings of stockholders.
      Director Independence. The Board of Directors has determined that Messrs. Baker, Byrnes, Conn, Cushman and Jones, representing a majority of the Board of Directors, are “independent” in accordance with the applicable listing standards of the New York Stock Exchange (“NYSE”). In order to make this determination, the Board of Directors made an assessment that each independent director’s material relationships with La Quinta were limited to: (1) serving as a director and a board committee member, (2) receiving related fees as disclosed in this proxy statement under “Director Compensation” and (3) having beneficial ownership of La Quinta securities as disclosed in this proxy statement under “Principal and Management Stockholders.” The non-management directors meet without La Quinta management in regular executive sessions. Mr. Clive D. Bode presided as Chairman for the executive sessions during 2004 until he resigned as a director in September 2004. Mr. Conn was designated as Lead Independent Director in September 2004. In that capacity, Mr. Conn presides at executive sessions of the non-management directors, serves as liaison between the non-management directors and the Chairman of the Board of Directors, works with the Chairman as to an appropriate schedule of Board of Directors meetings, agenda items and information sent to the Board of Directors, works closely with the Chairman in carrying out objectives and reviewing issues that concern the Board of Directors, and advises the Chairman as to the quality, quantity and timeliness of the flow of information from La Quinta management that is necessary for the non-management directors to effectively and responsibly perform their duties.
      Audit Committee. Our Board of Directors has established an audit committee consisting of Messrs. Conn (Chairman), Byrnes and Jones. The audit committee assists the Board of Directors in its oversight of (i) the integrity of La Quinta’s financial statements, (ii) La Quinta’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of La Quinta’s independent auditors and (iv) the performance of La Quinta’s internal audit function. The audit committee also engages the independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of La Quinta’s internal accounting controls and compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). The audit committee’s specific responsibilities are included in the audit committee charter adopted by the Board of Directors. A copy of the charter is available on our website at www.LQ.com under Investor Relations— Governance. Our Board of Directors has determined that each member of the audit committee is “independent” in accordance with the applicable listing standards of the NYSE and the rules and regulations of the SEC and related federal laws. The Board of Directors has also determined that Mr. Conn is an “audit committee financial expert” as defined under applicable SEC rules. The Board of Directors further determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties’ audit committee to be comprised of the same directors, and that Mr. Conn also serve as the audit committee financial expert of LQ Properties. Because the audit committee of LQ Properties is identical to that of La Quinta, the function of the two audit committees has been carried out jointly by the members of the two audit committees. The audit committees met 11 times during 2004.

      Compensation Committee. Our Board of Directors has established a compensation committee consisting of Messrs. Cushman (Chairman), Baker and Jones. The compensation committee discharges the Board of Directors’ responsibilities relating to compensation of La Quinta’s directors and executives and is responsible for producing an annual report on executive compensation for inclusion in La Quinta’s proxy statement relating to its annual meeting of stockholders, in accordance with applicable rules and regulations. The compensation committee is responsible for developing and implementing compensation policies and plans for La Quinta that provide employee retention and performance incentives to further La Quinta’s long-term strategic plans and are consistent with La Quinta’s culture and overall goal of enhancing stockholder value. The compensation committee’s specific responsibilities are included in the compensation committee charter adopted by the Board of Directors. A copy of the charter is available on our website at www.LQ.com under Investor Relations— Governance. Our Board of Directors has determined that each member of the compensation committee is “independent” in accordance with the applicable listing standards of the NYSE. The Board of Directors has also determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties’ compensation committee to be comprised of the same directors. Because the compensation committee of LQ Properties is identical to that of La Quinta, the function of the two compensation committees has been carried out jointly by the members of the two compensation committees. The compensation committees met nine times during 2004.
      Executive Committee. Our Board of Directors has established an executive committee consisting of Messrs. Baker (Chairman), Cash and Conn. The executive committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Board of Directors also has determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties’ executive committee to be comprised of the same directors. Because the executive committee of LQ Properties is identical to that of La Quinta, the function of the two executive committees has been carried out jointly by the members of the two executive committees. The executive committee met once during 2004.
      Corporate Governance and Nominating Committee. Our Board of Directors has established a corporate governance and nominating committee consisting of Messrs. Byrnes (Chairman), Baker, Conn, Cushman and Jones. Our Board of Directors has determined that each member of the corporate governance and nominating committee is “independent” in accordance with the applicable listing standards of the NYSE. The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board of Directors, and selecting, or recommending that the Board of Directors select, the director nominees for election at each annual meeting of stockholders. The committee considers a range of criteria when evaluating a candidate for directorship. At a minimum, candidates for director must have the highest personal and professional integrity and demonstrate exceptional ability and judgment. The committee also may consider whether the candidate has direct experience in any lodging or real estate related industries or businesses with similar fundamentals and whether a candidate will assist La Quinta in achieving a mix of directors that represent a diversity of backgrounds and experience. In addition, the committee, when considering a candidate, will ensure that a majority of the members of the Board of Directors will be “independent” in accordance with the applicable listing standards of the NYSE. A stockholder may recommend candidates for director by complying with the procedures set forth below under “Stockholder Director Recommendations.”
      The corporate governance and nominating committee also is responsible for periodically reviewing La Quinta’s corporate governance guidelines and recommending any changes thereto, and overseeing the evaluation of the Board of Directors and management. The specific responsibilities of the corporate governance and nominating committee are included in the corporate governance and nominating committee charter adopted by the Board of Directors. A copy of the charter is available on our website at www.LQ.com under Investor Relations— Governance. The Board of Directors also has determined that it would be in the best interests of La Quinta and its stockholders for LQ Properties’ corporate governance and nominating committee to be comprised of the same directors. Because the corporate governance and nominating committee of LQ Properties is identical to that of La Quinta, the function of the two corporate governance and nominating committees has been carried out jointly by the members of the two corporate governance and nominating committees. The corporate governance and nominating committees met four times during 2004.
      Stockholder Director Recommendations. Stockholders of La Quinta wishing to make director recommendations must write to the corporate governance and nominating committee c/o Secretary of La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038. All stockholder recommendations for director candidates must be submitted to La Quinta not less than 120 calendar days prior to the anniversary of the date on which La Quinta’s proxy statement was released to stockholders in connection with the previous year’s annual meeting and must include: the name and address of the stockholder making the recommendation; a representation that the stockholder making the recommendation is a record holder of La Quinta’s securities, or evidence of security ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended; the amount and type of ownership of La Quinta’s securities held by the stockholder making the recommendation; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment of the proposed director for the past five full calendar years; a description of the qualifications and background of the proposed director which addresses the minimum qualifications and other criteria as set forth in the corporate governance and nominating committee charter from time to time; the amount and type of ownership of La Quinta’s securities held by the proposed director; a description of all arrangements or understandings between the stockholder making the recommendation and the proposed director; the consent of the proposed director to be named in the proxy statement and to serve as a director if elected; and any other information regarding the proposed director that is required to be included in a proxy statement filed pursuant to SEC rules. The corporate governance and nominating committee will evaluate all candidates for director in the same manner, without regard to the source of the initial recommendation of such candidate for director.
      Other Committees. Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of La Quinta or to discharge specific duties delegated to such committees by the full Board of Directors.
      Code of Business Conduct and Ethics. All directors and all officers and employees of La Quinta must conduct La Quinta’s business ethically and legally and must comply with La Quinta’s code of business conduct and ethics, a copy of which is available on our website at www.LQ.com under Investor Relations— Governance. This code includes procedures for the confidential, anonymous submission by La Quinta officers or employees of concerns regarding questionable accounting or auditing matters, potential violations of this code and other matters.
      Board of Director Communications. Anyone may communicate with members of the Board of Directors, including the Lead Independent Director, chairman of any board committee or non-management directors. Such communications shall be submitted in writing to: La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, TX 75038, Attn: Business Ethics Committee, and may be submitted on a confidential basis. All concerns or complaints regarding accounting, internal controls or auditing matters will be communicated to the audit committee. All other communications will be reviewed and addressed by the Business Ethics Committee consistent with the manner in which such communications typically are addressed by La Quinta. La Quinta reports to the directors on the status of all outstanding concerns or complaints addressed to the Board of Directors, Lead Independent Director, chairman of any board committee or non-management directors on a quarterly basis. The Board of Directors, Lead Independent Director, chairman of any board committee or non-management directors may direct special treatment, including the retention of outside advisors or counsel, for any communication addressed to them. Procedures for communicating with our directors are also available on our website at www.LQ.com under Investor Relations— Governance.
      Additional Information. The charters for the audit committee, the compensation committee and the corporate governance and nominating committee, as well as our corporate governance guidelines and code of business conduct and ethics are available on our website at www.LQ.com under Investor Relations— Governance. La Quinta will provide, without charge upon the written request of any stockholder, a copy of any such document. Any such request shall be addressed to: La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn: Investor Relations.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The audit committee has appointed Ernst & Young LLP (“E&Y”) as La Quinta’s independent auditors for the fiscal year ending December 31, 2005, and the Board of Directors is requesting that the stockholders ratify this appointment. Under Sarbanes-Oxley and the related rules and regulations of the SEC, the audit committee has responsibility for the appointment of La Quinta’s independent auditors. However, the Board of Directors is seeking the stockholders’ views on this important corporate matter. If the stockholders do not ratify the appointment of E&Y as La Quinta’s independent auditors, the audit committee will take the matter under advisement.
      Representatives of E&Y will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of E&Y will also be available at that time to respond to appropriate questions addressed to the officer presiding at the annual meeting.
Recommendation
      THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF LA QUINTA FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005. UNLESS INDICATED AS “AGAINST” OR “ABSTAIN,” ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE WITH RESPECT TO RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP WILL BE VOTED FOR RATIFICATION.
Auditors Fees and Services
      Fees of Current Independent Auditors. The following table sets forth the aggregate fees billed to La Quinta by E&Y for the fiscal years shown.

	2004	2003

Audit Fees(1)	$1,100,091	$512,026
Audit-Related Fees(2)	112,073	6,000
Tax Fees(3)	153,540	37,891
All Other Fees(4)	—	50,498

Total	$1,365,704	$606,415

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of La Quinta’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, preparation and delivery of “comfort letters” in connection with securities offerings, Section 404 of Sarbanes-Oxley attestation services, and other services that are normally provided by La Quinta’s independent auditors in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of La Quinta’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees for due diligence related to acquisitions, accounting consultations, and access to an accounting research website.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and planning and tax assistance related to acquisitions. Such fees can be further categorized as tax compliance, planning and preparation ($152,840 in 2004 and $25,000 in 2003) and tax consulting and advisory ($700 in 2004 and $12,391 in 2003).

(4)	All Other Fees consist of fees for products and services, other than the services reported above, and includes fees related to a fixed asset depreciation study.

      Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors. The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services and related fees provided by E&Y and PricewaterhouseCoopers LLP (“PWC”), La Quinta’s predecessor independent auditors (as discussed below), in fiscal year 2004 were approved in accordance with the audit committee’s policy.
      Change of Independent Auditors. As disclosed in April 2003, La Quinta notified PWC on April 24, 2003, that PWC would be dismissed as La Quinta’s independent auditors on the date of and immediately following the filing of La Quinta’s Form 10-Q for the three months ended March 31, 2003. La Quinta retained E&Y as its independent auditors to audit the financial statements of La Quinta for its fiscal year ended December 31, 2003, effective on the date of and immediately following the filing of La Quinta’s Form 10-Q for the three months ended March 31, 2003. The decision to change auditors was recommended by the audit committee and approved by the Board of Directors.
      PWC’s reports on the consolidated financial statements of La Quinta for the fiscal years ended December 31, 2002 and 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
      In connection with the audits for the two fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
      During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through May 5, 2003, neither La Quinta nor anyone on its behalf consulted E&Y on either (i) the application of accounting principles to any transaction (completed or proposed) or (ii) the type of audit report that might be rendered on La Quinta’s financial statements or (iii) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.
      Fees of Predecessor Independent Auditors. The following table sets forth the aggregate fees billed to La Quinta by PWC for the fiscal years shown.

	2004	2003

Audit Fees(1)	$148,939	$326,370
Tax Fees(2)	3,959	13,931
All Other Fees(3)	—	4,200

Total	$152,898	$344,501

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of La Quinta’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, preparation and delivery of “comfort letters” in connection with securities offerings, and other services that are normally provided by La Quinta’s independent auditors in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance. Such fees can be further categorized as tax consulting and advisory ($3,959 in 2004 and $13,931 in 2003).

(3)	All Other Fees consist of fees for products and services other than the services reported above and includes fees related primarily to stock option valuations, Sarbanes-Oxley review and accounting policy review.

PROPOSAL 3: APPROVAL OF LA QUINTA 2005 INCENTIVE COMPENSATION PLAN
      The success of La Quinta depends, in large measure, on its ability to recruit and retain directors, officers, employees and other key persons with outstanding ability and experience. The Board of Directors also believes there is a need to align stockholder and employee interests by encouraging employee stock ownership and to motivate employees with compensation conditioned upon achievement of La Quinta’s financial goals.
      In order to accomplish these objectives, the Board of Directors has adopted, subject to approval by the stockholders, the La Quinta Corporation 2005 Incentive Compensation Plan (the “2005 Plan”). The 2005 Plan is intended to replace the La Quinta Corporation 2002 Stock Option and Incentive Plan approved by the La Quinta stockholders in December 2001 (the “2002 Plan”), although it will not affect any awards previously granted under the 2002 Plan. Once the 2005 Plan has been approved by the stockholders, no further awards will be made under the 2002 Plan and any remaining paired shares available for grants under the 2002 Plan will be added to the reserved pool under the 2005 Plan. As of March 1, 2005, approximately 489,000 paired shares were available for grant under the 2002 Plan.
      The affirmative vote of a majority of the shares of La Quinta common stock present in person or by proxy and entitled to vote at the annual meeting is required for approval of the 2005 Plan; provided that a majority of the shares of common stock entitled to vote with respect to the 2005 Plan cast a vote on such proposal and a majority of the votes so cast are voted for approval of the 2005 Plan. For this purpose, abstentions are counted as votes cast and broker non-votes will not count as votes cast.
Recommendation
      THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE LA QUINTA CORPORATION 2005 INCENTIVE COMPENSATION PLAN. UNLESS INDICATED AS “AGAINST” OR “ABSTAIN,” ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE WITH RESPECT TO APPROVAL OF THE LA QUINTA CORPORATION 2005 INCENTIVE COMPENSATION PLAN WILL BE VOTED FOR APPROVAL.
Summary Description of the Plan
      The following summary of the terms of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, which is attached as Appendix A to this proxy statement. If approved by La Quinta’s stockholders, the 2005 Plan will be effective as of the date of such approval. As of March 21, 2005, the closing price on the NYSE of a share of La Quinta common stock, par value $0.01 per share, which is attached to and trades as a unit with shares of the class B common stock of LQ Properties (a “paired share”) was $8.85.
      Administration. The 2005 Plan will be administered by the compensation committee of the Board of Directors. The compensation committee will have the right to delegate authority to administer the 2005 Plan to others as it deems advisable.
      Eligibility. All employees, directors, consultants and certain other key persons of La Quinta and its subsidiaries are eligible to participate in the 2005 Plan. Currently, it is anticipated that up to 2,000 employees, consultants and other key persons of La Quinta and its subsidiaries and the current five non-employee directors will be eligible to participate in the 2005 Plan.
      Stock Available for Issuance Through the 2005 Plan. The 2005 Plan provides for a number of forms of stock-based compensation, as further described below, and authorizes 10,000,000 paired shares to be available for issuance under the 2005 Plan. Any remaining paired shares available for grant under the 2002 Plan will also be added to the reserved pool under the 2005 Plan. To the extent that paired shares subject to an outstanding option (other than in connection with the exercise of a tandem stock appreciation right (“SAR”)), freestanding SAR, restricted paired share, restricted stock unit, performance share, or other stock-based awards are not issued or delivered by reason of the expiration, termination, cancellation, or forfeiture of such award or by reason of the delivery of paired shares to pay all or a portion of the exercise price of an award, if any, or the delivery or withholding of paired shares to satisfy all or a portion of the tax withholding obligations and other taxes relating to an award, then such paired shares shall again be available for reissuance under the 2005 Plan. Any awards under the 2002 Plan, the La Quinta Amended and Restated 1995 Share Award Plan and the LQ Properties Amended and Restated 1995 Share Award Plan (collectively, the “1995 Plans”) that are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such awards will also be added, either directly or indirectly, into the reserved pool under the 2005 Plan.
      For awards designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the following annual award limits shall apply:

•	Options. The maximum aggregate number of paired shares subject to options granted in any one plan year to any one participant shall be 2,500,000 plus the amount of the participant’s unused applicable annual award limit for options as of the close of the previous plan year.

•	SARs. The maximum number of paired shares subject to SARs granted in any one plan year to any one participant shall be 2,500,000 plus the amount of the participant’s unused applicable annual award limit for SARs as of the close of the previous plan year.

•	Restricted Stock or Restricted Stock Units. The maximum aggregate grant of paired shares with respect to awards of restricted stock or restricted stock units in any one plan year to any one participant shall be 1,000,000 plus the amount of the participant’s unused applicable annual award limit for restricted stock or restricted stock units as of the close of the previous plan year.

•	Performance Units or Performance Shares. The maximum aggregate award of paired shares with respect to performance units or performance paired shares that a participant may receive in any one plan year shall be 1,000,000 paired shares, or equal to the value of 1,000,000 paired shares determined as of the date of vesting or payout, as applicable, plus the amount of the participant’s unused applicable annual award limit for performance units or performance shares as of the close of the previous plan year.

•	Other Stock-Based Awards. The maximum aggregate grant of paired shares with respect to other stock-based awards in any one plan year to any one participant shall be 1,000,000 plus the amount of the participant’s unused applicable annual award limit for other stock-based awards as of the close of the previous plan year.
      Description of Awards Under the 2005 Plan. The compensation committee may award to eligible participants incentive stock options (“ISOs”), which are intended to comply with Section 422 of the Code, nonqualified stock options (“NQSOs”), which are not intended to comply with Section 422 of the Code, SARs, restricted stock, restricted stock units, performance units, performance shares, other stock-based awards and annual incentive awards. As separately described below under “Performance Measures,” the compensation committee may also grant awards subject to satisfaction of specific performance goals.
      Stock Options. All options granted under the 2005 Plan will have an exercise price of not less than the fair market value of the paired shares on the date of grant. Options granted to participants under the 2005 Plan will expire at such times as the compensation committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years from the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or other affiliation with La Quinta. The termination provisions will be determined at the discretion of the compensation committee, may differ among participants, and may reflect distinctions based on the reasons for termination of employment or other affiliation. Subject to the specific terms of the 2005 Plan, the compensation committee will have discretion to set such additional terms and conditions on option grants as it deems appropriate.

      Upon the exercise of an option under the 2005 Plan, the option price is payable to La Quinta in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired paired shares having an aggregate fair market value at the time of exercise equal to the total option price (provided, however, that the compensation committee may require that the paired shares being tendered must have been held by the participant for at least six months prior to their tender to satisfy the option price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) by any other method approved by the compensation committee in its sole discretion at the time of grant and as set forth in the award agreement.
      The compensation committee also may allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the compensation committee determines to be consistent with the 2005 Plan’s purposes and applicable laws.
      Without the prior approval of La Quinta’s stockholders, options and SARs issued under the 2005 Plan will not be repriced, replaced, or regranted through cancellation or by lowering the option price of a previously granted option or the grant price of a previously granted SAR.
      SARs. The compensation committee may grant SARs in tandem with stock options, freestanding and unrelated to options, or any combination of these forms. In any case, the form of payment of a SAR will be made in paired shares. If granted other than in tandem, the compensation committee will determine the number of paired shares covered by and the exercise period for the SAR. Upon exercise of the SAR, the participant will receive an amount equal to the excess of the fair market value of one paired share on the date of exercise over the exercise price, multiplied by the number of paired shares covered by the SAR.
      If a SAR is granted in tandem with an option, the exercise of the tandem SAR will require forfeiture of the related option (and when a paired share is purchased under the option, the tandem SAR shall similarly be cancelled). The compensation committee may limit the exercise period of a tandem SAR, except that the tandem SAR’s exercise period may not exceed that of the related option.
      Restricted Stock and Restricted Stock Units. The compensation committee will also be authorized to award restricted paired shares under the 2005 Plan upon such terms and conditions as it shall establish. The participants may be required to pay a purchase price for each restricted paired share granted. The award agreement will specify the period(s) of restriction, the number of restricted paired shares, and such other provisions as the compensation committee shall determine and/or restrictions under applicable federal or state securities laws. Although recipients will have the right to vote their restricted paired shares from the date of grant, they will not have the right to sell or otherwise transfer the restricted paired shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the compensation committee in its sole discretion. Participants holding restricted paired shares may also receive dividends on their restricted paired shares and the compensation committee, in its discretion, will determine how such dividends on restricted paired shares are to be paid.
      The compensation committee will also be authorized to award restricted stock units under the 2005 Plan upon such terms and conditions as it shall establish. Restricted stock units are similar to restricted paired shares and are subject to the same provisions listed above with respect to restricted paired shares, except that no paired shares are actually awarded to the participant on the date of grant, and participants holding restricted stock units will have no voting rights with respect to such units.
      Performance Units and Performance Shares. The compensation committee will also have discretion to award performance units and performance shares under the 2005 Plan upon such terms and conditions as it shall establish. Performance units will have an initial value as determined by the compensation committee, while each performance share will have an initial value equal to the fair market value of one paired share on the date of grant. The payout on the number and value of the performance units and performance shares will be a function of the extent to which the corresponding performance goals are met.

      Dividend Equivalents. A participant may be granted dividend equivalents based on any dividends declared on paired shares that are subject to any award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests, or expires, as determined by the compensation committee. Such dividend equivalents shall be converted to cash or additional paired shares by such formula and at such time and subject to such limitations as may be determined by the compensation committee.
      Other Stock-Based Awards. The compensation committee will also have discretion to award other stock-based awards under the 2005 Plan upon such terms and conditions as it shall establish. Each stock-based award shall have a value as may be determined by the compensation committee. The compensation committee may establish performance goals for such awards in its discretion and determine payouts in its discretion.
Annual Incentive Awards
      Establishment of Incentive Pool. The compensation committee may designate “Covered Employees” (defined below under “Federal Income Tax Consequences— Section 162(m)”) who are eligible to receive a monetary payment based on a percentage of an incentive pool equal to 5% of La Quinta’s “Modified EBITDA,” defined as consolidated net income after taxes, as reported in La Quinta’s annual report to stockholders (“Net Income after Taxes”), plus interest expense, plus income taxes, plus depreciation, plus amortization, plus impairments, plus asset write-offs and other noncash provisions for losses, plus minority interest and such other additions or subtractions to Net Income after Taxes necessary to remove the impact of cumulative effect of changes in accounting principles, extraordinary items, gain/loss on sales, and gain/loss on debt extinguishments. To the extent any of the above adjustments are included in discontinued operations, then these shall also be added back to Net Income after Taxes. The compensation committee shall allocate an incentive pool percentage to each designated Covered Employee for each plan year. In no event may: (i) the incentive pool percentage for any Covered Employee exceed 50% of the total pool, or (ii) the sum of the incentive pool percentages for all Covered Employees exceed 100% of the total pool.
      Determination of Employees’ Portions. As soon as possible after the determination of the incentive pool for a plan year, the compensation committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the plan year. The compensation committee retains the discretion to reduce the size of such awards, but may not increase the size of any award.
      Performance Measures. The compensation committee may grant awards under the 2005 Plan to eligible employees subject to the attainment of certain specified performance measures. The performance measures may include:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total stockholder return);

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Market share;

•	Customer satisfaction;

•	Working capital targets;

•	Economic value added or EVA® (net operating profit after tax minus the product of capital times the cost of capital);

•	Revenue per available room (RevPAR);

•	Franchise operating profit;

•	Inn operating contribution; and

•	Modified EBITDA.
      Subject to the annual share limits described above, the number of performance-based awards granted to any participant in any year shall be determined by the compensation committee in its sole discretion. Following the end of a performance period, the compensation committee shall determine the value of the performance-based awards granted for the period based on the attainment of the pre-established objective performance goals. The compensation committee shall also have discretion to reduce or increase the value of a performance-based award, except in the case of “Covered Employees,” in which case the compensation committee may only reduce such value.
      Adjustment and Amendments. The 2005 Plan provides for appropriate adjustments in the number of paired shares subject to awards and available for future awards in the event of changes in outstanding paired shares by reason of a merger, stock split or certain other events.
      Upon the occurrence of a change in control (as defined in the 2005 Plan), unless the compensation committee determines otherwise in an award agreement:

•	All options and SARs shall become immediately exercisable;

•	All restricted paired shares and restricted stock units shall vest in full and be free of restrictions; and

•	The targeted performance measurements for performance-based awards shall be deemed met and participants shall receive a pro-rata number of paired shares based upon the length of time within the performance period that has elapsed prior to the change in control.
      Subject to the terms of the 2005 Plan, the compensation committee shall have the authority to make any modifications to awards as determined by the compensation committee to be appropriate before the effective date of a change in control.
      The 2005 Plan may be modified or amended by the compensation committee at any time and for any purpose that the compensation committee deems appropriate. However, no such amendment may adversely affect any outstanding awards without the affected holder’s consent. No amendment of the 2005 Plan may occur without stockholder approval if such approval is required under Internal Revenue Service or SEC regulations, the NYSE rules or any applicable law. Notwithstanding the preceding, the compensation committee may amend any award agreement or the 2005 Plan without the consent of a participant if the compensation committee deems it necessary to avoid adverse tax consequences to a participant under Section 409A of the Code.

      Nontransferability. During a participant’s lifetime, his or her awards shall be exercisable only by the participant. Generally, awards shall not be transferable other than by will or the laws of descent and distribution. However, the compensation committee may, in its discretion, determine that awards (other than ISOs) held by participants shall be transferable to and exercisable by such transferees, and subject to such terms and conditions as the compensation committee may deem appropriate; provided, however, that only the participant to which the award was granted, a family member of such participant or a charity may be a transferee of such award.
      Duration of the 2005 Plan. The 2005 Plan shall remain in effect, subject to the right of the compensation committee or the Board of Directors to amend or terminate the 2005 Plan at any time, for a period of ten years from the effective date.
New Plan Benefits
      No grants have been made under the 2005 Plan. The number of paired shares that may be granted to La Quinta’s chief executive officer, other executive officers, non-employee directors and non-executive officers under the 2005 Plan is undeterminable at this time, as such grants are subject to the discretion of the compensation committee.
      The number of paired shares that were granted to La Quinta’s chief executive officer, all executive officers, all non-employee directors and all other employees (other than executive officers) in 2004 under the 2002 Plan are included in the following table:
2002 Stock Option and Incentive Plan— 2004 Grants

	Option Grants
			Stock Grants
		Average
		Exercise			Total Fair
Group	Number	Price($)	Number		Value($)(1)

Francis W. Cash	0	—	0		—
Chairman and Chief Executive Officer
David L. Rea	0	—	0		—
President and Chief Operating Officer
Rufus K. Schriber	0	—	0		—
Executive Vice President, Sales and Marketing
Alan L. Tallis	0	—	0		—
Executive Vice President and Chief Development Officer
A. John Novak	0	—	0		—
Senior Vice President and Chief Information Officer
All Executive Officers	0	—	—		—
All Non-Employee Directors	30,000	$7.35	43,504	(2)	$324,989
All Employees (excluding Executive Officers)	133,300	$6.88	468,213		$3,773,367

(1)	Fair value is determined using the fair market value of the paired shares at the grant date.

(2)	Includes 6,711 stock units, with a fair value at the grant date of $49,997, issued to a non-employee director as part of his annual director’s compensation, and 9,949 paired shares, with a fair value at the grant date of $75,004, issued to a non-employee director as compensation in lieu of meeting fees.

Federal Income Tax Consequences
      Options. With respect to options which qualify as ISOs, a 2005 Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of paired shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of paired shares upon exercise of the ISO (the “holding period”), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (i) the fair market value of the paired shares on the date of option exercise or (ii) the amount realized on disposition, exceeds the option price; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the paired shares on the date of option exercise. If the paired shares are sold after expiration of the holding period, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option price. La Quinta receives no tax deduction for compensation expense with respect to ISOs unless the participant fails to meet the holding period requirements.
      With respect to NQSOs, the participant will recognize no income upon grant of the option and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the paired shares on the date of option exercise over the option exercise price. Upon a subsequent disposition of the paired shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the paired shares at the time of exercise and the amount realized on the disposition. La Quinta will receive a tax deduction for compensation expense with respect to NQSOs upon the exercise of the option in an amount equal to the spread.
      Section 162(m). Under Section 162(m) of the Code, compensation paid to executives in excess of $1 million for any taxable year is not deductible unless such compensation constitutes performance-based compensation within the meaning of such rule. Compensation paid by La Quinta in excess of $1 million for any taxable year to “Covered Employees” generally will be deductible by La Quinta and its subsidiaries for federal income tax purposes if it is based on the performance of La Quinta, is paid pursuant to a plan approved by stockholders of La Quinta such as the 2005 Plan, and meets certain other requirements. Generally, a “Covered Employee” under Section 162(m) means the chief executive officer and the four other highest-paid executive officers of La Quinta as of the last day of the taxable year. It is presently anticipated that the compensation committee will at all times consist of “outside directors” as required for purposes of Section 162(m), and that the compensation committee will take the effect of Section 162(m) into consideration in structuring the 2005 Plan awards.
Equity Compensation Plan Information
      The following table sets forth information regarding securities authorized for issuance under the La Quinta equity compensation plans as of December 31, 2004 (shares in millions):

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))(2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	10.4	$5.00	0.62
Equity compensation plans not approved by security holders	—	—	—

Total	10.4	$5.00	0.62

(1)	Includes the 2002 Plan, the 1995 Plans and the La Quinta Corporation Employee Stock Purchase Plan (“ESPP”). Other than forfeited shares that may become available for reissuance under the 2002 Plan, no further awards may be made under the 1995 Plans.

(2)	Includes 0.49 million shares available under the 2002 Plan and 0.13 million shares available under the ESPP. Excludes shares that may be forfeited in the future from the 2002 Plan and the 1995 Plans. Our Board of Directors has approved termination of the ESPP, effective immediately after the close of the offering period ended February 28, 2005, issuance of the 2004-2005 plan year awards thereunder and winding up of administrative duties under the ESPP. Any shares remaining in the ESPP after issuance of paired shares for the offering period ended February 28, 2005 will be cancelled and will not be issued in the future.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Director Compensation
      Directors of La Quinta who are also employees of La Quinta receive no additional compensation for their service as directors. La Quinta pays each non-employee director a fee of $30,000 per year for services as a director ($100,000 annually for the Lead Independent Director), and each director receives $1,500 for attendance at each meeting of the Board of Directors. In addition, the Chairman of each committee and each member of a committee of the Board of Directors are paid $2,000 and $1,500, respectively, for attendance at each meeting of a committee. Non-employee directors may elect to take all or a portion of their directors’ fees as paired shares in lieu of cash compensation, as described below. La Quinta reimburses the directors for expenses incurred in connection with their duties as directors of La Quinta and LQ Properties.
      The La Quinta Corporation Outside Director Deferred Compensation Plan (the “Director Deferral Plan”) provides that any non-employee director may elect to defer all or a portion of his or her annual cash retainer, board meeting fees and board committee meeting fees paid by La Quinta to a deferred stock unit account. Any deferral election must be made prior to the calendar year in which such payments would otherwise be earned and payable. The number of deferred stock units to be credited to a participating director’s account equals the amount of the deferred cash compensation divided by the fair market value (as defined in the Director Deferral Plan) of paired shares on the date the deferred fees would otherwise be scheduled to be paid. Dividend equivalents are earned on deferred stock units based upon the fair market value of a paired share on any dividend payment date. All deferrals under the Director Deferral Plan are 100% vested at the time of deferral and are maintained in deferred status for each participating director until such director’s termination of services on La Quinta’s board (subject to an unforeseeable emergency as provided in the Director Deferral Plan). Deferred stock units may be paid only in paired shares.
      Non-employee directors of La Quinta have also received automatic annual stock awards of paired shares under the 2002 Plan and will continue to receive such stock awards under the 2005 Plan if the 2005 Plan is approved by the stockholders at the annual meeting. Such awards will be made on the fifth business day after each annual meeting of the La Quinta stockholders for the number of paired shares equal to $50,000 divided by the closing price of La Quinta’s paired shares on the award date. Actual distribution of the paired shares will be at the earlier of (i) retirement or other termination of the director from the board, (ii) the later of four years from the date of grant or a date elected by the director but not more than ten years after the grant date, or (iii) at the time of the grant, if elected by the director, provided that the paired shares will not be transferable by the director until the earlier of the time specified in clauses (i) or (ii). Pursuant to the 2002 Plan, Mr. Jones was granted an option to purchase 30,000 paired shares upon his election as a director in April 2004, in lieu of the annual stock award of paired shares granted to the other non-employee directors in May 2004.

Executive Compensation
      The following table provides information with respect to the compensation in 2004, 2003 and 2002 earned by those individuals who served as (i) La Quinta’s chief executive officer and (ii) the four other most highly compensated executive officers of La Quinta (collectively, the “named executive officers”).
Summary Compensation Table

				Long-Term Compensation Awards

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
		Salary		Awards	Options	Compensation
Name and Principal Position	Year	($)(1)	Bonus($)	($)(2)	(#)	($)(3)

Francis W. Cash	2004	$800,000	$1,600,000	—	—	$23,961
Chairman and	2003	800,000	1,200,000	$2,274,000	1,800,000	32,578
Chief Executive Officer	2002	720,000	360,000	—	—	23,961
David L. Rea	2004	381,923	561,442	—	—	19,738
President and	2003	375,000	281,250	758,000	600,000	20,485
Chief Operating Officer	2002	337,500	127,000	—	—	16,454
Rufus K. Schriber(4)	2004	325,769	319,327	—	—	28,069
Executive Vice President,	2003	312,308	312,308	189,500	200,000	225,897
Sales and Marketing	2002	42,923	32,192	247,500	100,000	12,845
Alan L. Tallis	2004	288,077	266,058	—	—	25,902
Executive Vice President and	2003	276,846	197,253	379,000	300,000	27,171
Chief Development Officer	2002	247,500	93,000	—	—	24,981
A. John Novak	2004	288,077	269,039	—	—	24,995
Senior Vice President and	2003	276,846	207,634	322,150	225,000	26,564
Chief Information Officer	2002	248,135	49,500	—	—	23,080

(1)	For 2002, the named executive officers (other than Mr. Schriber who joined La Quinta in November 2002) took a voluntary 10% reduction in salary. The increases in salary in 2003 were primarily to restore the named executive officers to their 2001 salary levels. Three named executive officers received additional salary increases in 2003.

(2)	Each of the named executive officers was granted an award of restricted paired shares on February 21, 2003 pursuant to the 2002 Plan for the following number of paired shares: Mr. Cash— 600,000; Mr. Rea— 200,000; Mr. Schriber— 50,000; Mr. Tallis— 100,000; and Mr. Novak— 85,000. The closing price on the NYSE of a paired share on such grant date was $3.79. Mr. Schriber was granted a restricted stock award on November 1, 2002 for 50,000 paired shares and the closing price on the NYSE of a paired share on such grant date was $4.95. The restricted stock granted in 2003 vests four years from the grant date and the restricted stock granted in 2002 vests three years from the grant date; all restricted stock vests immediately upon a change in control of La Quinta. As of December 31, 2004, the amount and value of restricted stock held by each named executive officer, based on a December 31, 2004 closing price on the NYSE per paired share of $9.09, was: Mr. Cash— 600,000 paired shares, $5,454,000; Mr. Rea— 200,000 paired shares, $1,818,000; Mr. Schriber— 100,000 paired shares, $909,000; Mr. Tallis— 100,000 paired shares, $909,000; and Mr. Novak— 85,000 paired shares, $772,650. Cash dividends equivalent to those paid on paired shares, if any, will be paid on the restricted paired shares.

(3)	Includes for Mr. Cash: life insurance premiums paid on his behalf of $23,961, $32,578 and $23,961 in 2004, 2003 and 2002, respectively. Includes for Mr. Rea: car allowance of $8,400 each year; La Quinta matching contributions under its 401(k) plan of $8,845, $10,885 and $7,334 in 2004, 2003 and 2002, respectively; imputed income related to executive group life insurance of $1,221, $1,200 and $720 in 2004, 2003 and 2002, respectively; life insurance premiums paid on his behalf of $1,000 in 2004; and other compensation of $272 in 2004. Includes for Mr. Schriber: car allowance of $13,200, $12,277 and $1,662 in 2004, 2003 and 2002, respectively; La Quinta matching contribution under its

401(k) plan of $7,356 in 2004; imputed income related to executive group life insurance of $7,241, $4,829 and $238 in 2004, 2003 and 2002, respectively; relocation expenses of $208,791 and $10,945 in 2003 and 2002, respectively; and other compensation of $272 in 2004. Includes for Mr. Tallis: car allowance of $13,200 each year; La Quinta matching contributions under its 401(k) plan of $8,023, $9,690 and $8,685 in 2004, 2003 and 2002, respectively; imputed income related to executive group life insurance of $4,407, $4,281 and $3,096 in 2004, 2003 and 2002, respectively; and other compensation of $272 in 2004. Includes for Mr. Novak: car allowance of $13,200 each year; La Quinta matching contributions under its 401(k) plan of $9,166, $11,074 and $8,800 in 2004, 2003 and 2002, respectively; imputed income related to executive group life insurance of $2,357, $2,290 and $1,080 in 2004, 2003 and 2002, respectively; and other compensation of $272 in 2004.

(4)	Mr. Schriber became Executive Vice President of La Quinta in November 2002. Prior to his appointment as Executive Vice President, Mr. Schriber provided consulting services to La Quinta from May 2002 to November 2002. Mr. Schriber’s compensation reflects only those payments received from La Quinta in his capacity as Executive Vice President.

Option Grants in Last Fiscal Year
      La Quinta did not grant stock options to the named executive officers during the fiscal year ended December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
      The following table provides information with respect to exercises of options during 2004 by each named executive officer and the value of each officer’s unexercised options to purchase paired shares as of December 31, 2004. The value of unexercised in-the-money options is based on the closing price of a paired share, as reported on the NYSE, on December 31, 2004 of $9.09 minus the exercise price, multiplied by the number of paired shares underlying the options. An option is “in-the-money” if the fair market value of the paired shares underlying the option exceeds the exercise price.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Francis W. Cash	600,000	$2,431,154	2,250,000	1,350,000	$7,459,440	$7,155,000
David L. Rea	700,000	3,738,787	162,500	487,500	698,125	2,529,375
Rufus K. Schriber	75,000	324,250	25,000	200,000	103,500	1,002,000
Alan L. Tallis	70,000	373,340	233,125	243,750	1,202,645	1,264,688
A. John Novak	0	0	162,500	187,500	841,063	966,563
Employment Arrangements with Named Executive Officers
      Employment Arrangement with Chairman and Chief Executive Officer Francis W. Cash. La Quinta and Mr. Cash entered into an amended and restated employment agreement in 2003 for a three-year term. Thereafter, the agreement will automatically renew for successive one-year terms unless six month’s notice of non-renewal is given by either party. However, in the event of a change in control (as defined in the agreement), the term of the agreement will expire at the later of (i) the end of the remaining term then in effect or (ii) two years from the date of such change in control. The agreement establishes the basis of Mr. Cash’s compensation, including base salary and an annual bonus, as determined by the compensation committee, of up to 100% of his base salary for satisfaction of annual goals, which may be increased to an amount up to 200% of his base salary if he significantly exceeds such goals. Mr. Cash is also eligible to receive additional long-term incentives such as performance awards of paired shares and options to purchase paired shares in accordance with La Quinta’s benefit plans and as determined by the compensation committee.
      During the term of the agreement and for one year thereafter, Mr. Cash may not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or as agent of, La Quinta to terminate such person’s employment or agency, as the case may be, with La Quinta or (ii) divert, or attempt to divert, any person, concern or entity from doing business with La Quinta. However, if Mr. Cash’s employment with La Quinta terminates under certain specified circumstances, his obligations under these noncompetition provisions do not apply.
      If Mr. Cash is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), and a change in control has not occurred, La Quinta will pay Mr. Cash a lump sum equal to two times the sum of his then current base salary and then current base target bonus, plus his full base salary through the termination date and an amount equal to his target bonus for the year of termination, pro-rated to the date of termination. Also, La Quinta will provide him with medical and certain other insurance benefits for up to two years after termination.
      If a change in control occurs and Mr. Cash’s employment is terminated, voluntarily or involuntarily, within two years of such change in control as a result of an executive termination event (as defined in the agreement), then La Quinta will pay him an amount equal to three times the greater of (i) the average of his annual base salary for the three fiscal years preceding the change in control or (ii) his then current base salary, plus three times the greater of (A) the average of his cash bonuses paid with respect to the last two fiscal years preceding the change in control or (B) his base target bonus. In addition, Mr. Cash’s outstanding performance shares (as defined in the agreement) and stock options will immediately vest and La Quinta will provide him with medical and certain other insurance benefits for three years after termination. La Quinta will also pay Mr. Cash his full base salary through the termination date, as well as a pro rata amount of his base target bonus, provide outplacement assistance and cash out any cash-based long-term incentives on a pro rata basis, based on the greater of actual goal achievement or target. Mr. Cash may also elect, within 120 days following his termination after a change in control, to have La Quinta purchase his house at its then current appraised market value.
      Mr. Cash’s agreement also provides for (i) a tax gross-up in the event specified taxes are incurred by him with respect to any payments or benefits provided under the agreement and (ii) indemnification to the fullest extent permitted by law for any costs, charges and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of La Quinta or any of its affiliates.
      Mr. Cash entered into an executive supplemental retirement agreement with La Quinta in 2001. That agreement provides that Mr. Cash will receive a supplemental lump sum retirement benefit of $8,638,000 upon reaching age 65, provided he remains employed by La Quinta. This lump sum retirement benefit also becomes fully vested and payable upon a change in control. If Mr. Cash dies before reaching age 65 while employed by La Quinta, his wife, if she survives him, will receive $4,319,000 as a death benefit. In the event that Mr. Cash’s employment is terminated by La Quinta without cause, or as a result of his disability, or is terminated by Mr. Cash for good reason, he will be entitled to receive 100% of his retirement benefit upon reaching age 65.
      Employment Arrangements with Other Named Executive Officers. La Quinta and the named executive officers other than Mr. Cash also entered into amended and restated employment agreements in 2003, whereby each officer agreed to serve as an executive officer of La Quinta for a three-year term. The agreements with the other named executive officers contain substantially the same terms and conditions, except for the executive’s title and compensation and as described below. Each agreement will automatically renew for successive one-year terms unless six month’s notice of non-renewal is given by either party. However, in the event of a change in control (as defined in the agreement), the term of the agreement will expire at the later of (i) the end of the remaining term then in effect or (ii) two years from the date of such change in control. The agreements establish the basis for each executive’s compensation, including base salary and an annual bonus, to be determined by the compensation committee of 75% (50% for Mr. Novak) of his base salary for satisfaction of annual goals, which may be increased to an amount up to 150% (100% for Mr. Novak) of his base compensation if he significantly exceeds annual goals. The executive is also eligible to receive additional long-term incentives such as performance awards of paired shares and options to purchase paired shares in accordance with La Quinta’s benefit plans and as determined by the compensation committee.
      During the term of the agreement and until the first anniversary date of the termination of his employment, the executive may not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or as agent of, La Quinta to terminate such person’s employment or agency, as the case may be, with La Quinta or (ii) divert, or attempt to divert, any person, concern or entity from doing business with La Quinta. However, if the executive’s employment with La Quinta terminates under certain specified circumstances, his obligations under the noncompetition provisions do not apply.
      If the executive is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), and a change in control has not occurred, La Quinta will pay the executive a lump sum equal to one time (two times for Mr. Rea) the sum of his then current base salary and then current base target bonus, plus an amount equal to his target bonus for the year of termination, pro-rated to the date of termination. La Quinta also will provide him with medical and certain other insurance benefits for up to one year (two years for Mr. Rea).
      If a change in control occurs and the executive’s employment is terminated involuntarily (for Mr. Rea, voluntarily or involuntarily) within two years of such change in control as a result of an executive termination event (as defined in the agreement), then La Quinta will pay him an amount equal to three times (two times for Messrs. Schriber and Novak) the greater of (i) the average of his annual base salary of the three fiscal years preceding the change in control or (ii) his then current base salary, plus three times (two times for Messrs. Schriber and Novak) the greater of (A) the average of his cash bonuses paid with respect to the last two fiscal years preceding the change in control or (B) his base target bonus. In addition, the executive’s outstanding performance shares (as defined in the agreement) and stock options will immediately vest and La Quinta will provide him with medical and certain other insurance benefits for up to three years (two years for Messrs. Schriber and Novak). La Quinta will also pay the executive his full base salary through the termination date, as well as an amount equal to the pro rata amount of the base target bonus, provide outplacement assistance and cash out any cash-based long-term incentives on a pro rata basis, based on the greater of actual goal achievement or target. In addition, Mr. Rea may elect, within 120 days following his termination after a change in control, to have La Quinta purchase his house at its then current appraised market value.
      The agreements also provide for (i) a tax gross-up in the event specified taxes are incurred by the executive with respect to any payments or benefits provided under the agreement in the event of a change in control (for Mr. Rea, as to any payments or benefits), and (ii) indemnification to the fullest extent permitted by law for any costs, charges and expenses incurred by the executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of La Quinta or any of its affiliates.

Compensation Committee Report on Executive Compensation
      The compensation committee of the Board of Directors is composed entirely of independent directors. The compensation committee is responsible for setting and administering La Quinta’s executive compensation policies and programs. This includes policy and program design, effectiveness, and participation levels for officers and other key executives.
Philosophy
      The philosophical foundation of the executive compensation program is based upon the alignment of the program with La Quinta’s business strategies, its corporate values, and important targeted management initiatives. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced, trained, and talented executives who are vital to La Quinta’s short- and long-term success, profitability, and growth;

•	To create alignment with executives and stockholders by rewarding executives for achievement of strategic goals, to compensate for performance which successfully drives the operations of La Quinta and, thereby, enhances stockholder value; and

•	To provide compensation levels based on performance that are generally consistent and competitive with the 60th percentile of the compensation peer group of companies for base salary, the 65th percentile for annual incentives and the 70th percentile for long-term incentives.
      The compensation committee will conduct an ongoing and continuous review of the appropriateness of this philosophy given the evolving business strategy and, thereby, the appropriateness of the design of the underlying executive compensation plans and programs.
Components of Compensation
      The key elements of La Quinta’s executive compensation program are base salary, annual bonus incentives and long-term incentives, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value. Long-term incentives may include various vehicles as appropriate, including but not limited to stock options, restricted stock and performance shares/ units. In determining each component of compensation, the compensation committee considers all elements of an executive’s total compensation package.
      The compensation committee compares total compensation levels for La Quinta’s senior executives to the compensation paid to executives of a peer group of companies. The peer group is comprised of companies with which La Quinta competes for attracting and retaining talent.
      The companies chosen for the comparator group used for compensation purposes vary somewhat from those contained in the published indices used in the performance graph. The compensation committee directed its executive compensation consultant, Hewitt Associates LLC, to compile the compensation comparator group (many of which are included in the Dow Jones U.S. Hotels Index (the “DJ Hotels Index”) and/or the Standard & Poor’s Composite 500 Stock Index (the “S&P 500 Index”)) using companies in related industries and/or viewed as competing for executive talent. The compensation committee retained Hewitt Associates LLC to assist in conducting this analysis and in reviewing the results.
Base Salaries
      The base salary of each senior executive is reviewed annually by the compensation committee. Base salaries are generally targeted to be at the 60th percentile for executives in comparable positions in the compensation peer group, but are adjusted by the compensation committee to recognize varying levels of performance, responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. In 2004, executive officers received base salary increases that averaged approximately nine percent. The increase for 2004 followed the voluntary 10% reduction in base salaries in

2002 and increases in 2003 that restored salaries to levels prior to the voluntary reduction. Three named executive officers received additional salary increases in 2003.
Annual Incentives
      Annual incentive payments in the form of cash bonuses are based on individual performance goals and objective measures of financial and operating performance. At the beginning of each fiscal year, a target annual incentive amount is established by the compensation committee for each executive officer that approximates the 65th percentile of the compensation peer group (for performance at the targeted level). Payouts are tied to the level of achievement of the performance measures (both corporate and individual) assigned to each executive (which may differ based on an executive’s role and responsibility). Assessment of individual performance is based on previously established goals for each executive officer comprised of both objective and subjective elements. At the end of the fiscal year, annual incentive awards are calculated based on the actual results for each performance goal.
      For 2004, the performance measures included earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for certain items, inn operating contribution (“IOC”), revenue, franchise contribution, guest satisfaction and individual goals. The performance measures of EBITDA (as so adjusted), IOC and revenue are subject to a threshold of 95% of budget. In determining cash bonuses for 2004, the compensation committee noted that EBITDA (as so adjusted) and IOC were both ahead of budget for the year. The compensation committee also noted that La Quinta made significant strides in 2004 and is well positioned for the future. Included in the many accomplishments for 2004 are: outperforming the S&P 500 Index with a 42% increase in the stock price, revenue per available room increasing faster than local market competitors, increased guest satisfaction scores, continued high corporate governance ratings, successful sales and marketing efforts that grew revenues, migrating to new accounting and financial reporting systems, consolidating all call center activity in San Antonio, Texas, acquiring $450 million of lodging assets and brands at an attractive cash flow multiple and per room value and the successful integration of over 175 properties into the La Quinta portfolio. Accordingly, since stretch goals were met or exceeded, bonuses were paid to executive officers that were between 120 and 200 percent of the targeted amount for the year.
Long-Term Incentives
      Long-term incentives are permitted under the 2002 Plan. The compensation committee believes that awards of stock options or restricted stock grants provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders through an appreciating stock price. The compensation committee believes that long-term incentives also promote the retention of talented executives. When awarding long-term incentives, the compensation committee considers executives’ levels of responsibility, prior experience, historical award data, individual performance, and compensation practices at peer companies. The compensation committee’s objective is to generally provide long-term incentive award opportunities at the 70th percentile of the peer group companies.
      In 2004, senior executive officers were not awarded any long-term incentives under the 2002 Plan due to the equity grants made in early 2003. These grants were intended to be in place of single-year, regular-cycle grants for the three-year period of 2002 through 2004.
Compensation of Chairman and Chief Executive Officer
      The 2004 compensation of Mr. Cash was determined in accordance with the criteria and policies described above in this report. For fiscal 2004, Mr. Cash’s base salary was $800,000 and it was increased five percent to $840,000 effective January 1, 2005. His bonus earned for 2004 was $1,600,000, which amount was principally due to the accomplishments that were achieved, as discussed above. Due to the previously mentioned 2003 multi-year grants, Mr. Cash did not receive any stock options or shares of restricted stock during 2004.

Other Compensation Plans
      La Quinta maintains certain broad-based employee benefit plans in which La Quinta senior executives can participate. These plans include a 401(k) savings plan, life, disability and health insurance plans, and allowances for use of an automobile.
Policy With Respect to the $1 Million Deduction Limit
      Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to the named executive officers, unless certain requirements are met. The compensation committee’s policy is to comply with the requirements of Section 162(m) except where the compensation committee determines that compliance is not in the best interest of La Quinta and its stockholders. The 2005 Plan being presented to our stockholders for approval at the annual meeting is designed to allow us to qualify certain incentive compensation payable to our named executive officers as “performance-based compensation” exempt from the deduction limit imposed by Section 162(m) of the Code. At this time, since La Quinta has net operating loss carryovers, the compensation committee believes that any denial of deductions pursuant to Section 162(m) is not likely to have a current adverse impact on La Quinta.
Submitted by the Compensation Committee:

John C. Cushman, III, Chairman
William C. Baker
Terrell B. Jones
Compensation Committee Interlocks and Insider Participation
      During 2004, Messrs. Baker, Bode, Cushman and Jones served as members of the compensation committee. Mr. Bode resigned from the Board of Directors in September 2004. None of Messrs. Baker, Bode, Cushman or Jones has been an officer of La Quinta, except that Mr. Baker served as interim President and Treasurer of a predecessor of La Quinta from April 1998 through April 2000.

Stock Performance Graph
      The following graph compares the yearly percentage change in the cumulative total stockholder return on shares of La Quinta against (i) the cumulative market-weighted return of the S&P 500 Index and (ii) the DJ Hotels Index. The comparison period consists of the previous five fiscal years commencing December 31, 1999 and ending December 31, 2004. The DJ Hotels Index includes La Quinta Corporation, Hilton Hotels Corporation, Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Prime Hospitality Corporation (through October 10, 2004). The stock performance graph assumes that the value of an investment in paired shares and in each index was $100.00 on December 31, 1999 and that all dividends were reinvested on a monthly basis. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of December 31 for each year shown.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

DJ Hotels Index	100.00	132.89	127.87	113.61	159.32	232.82
S&P 500	100.00	89.86	78.14	59.88	75.68	82.49
La Quinta	100.00	46.60	104.36	80.00	116.55	165.27
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers and directors of La Quinta, and persons who own more than 10% of a registered class of La Quinta’s equity securities, to file reports of ownership and changes in ownership with the SEC, the NYSE and La Quinta. Our executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on our review of such forms and amendments thereto furnished to La Quinta and written representations from certain reporting persons, La Quinta believes that all executive officers, directors and greater than 10% beneficial owners of La Quinta complied with all filing requirements applicable to them with respect to transactions during fiscal 2004, except that one Form 4 for

Mr. A. Brent Spaeth, La Quinta’s Executive Vice President, Corporate Administration, which was due by December 9, 2004, was filed on December 16, 2004 as a result of a delay in communication from his broker handling the transaction.
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
      The following table sets forth as of March 21, 2005, except as otherwise noted, the number of paired shares of La Quinta common stock and class B common stock of LQ Properties, beneficially owned, directly or indirectly, by (i) each of the directors of La Quinta, (ii) the named executive officers, (iii) all directors and executive officers of La Quinta as a group, and (iv) all persons who, to the knowledge of La Quinta, beneficially own 5% or more of the paired shares. Unless otherwise indicated, all information concerning beneficial ownership was provided by the respective director or executive officer. The information for beneficial owners listed under the heading “5% Stockholders” is based on reports filed with the SEC and furnished to La Quinta by such holders. No independent investigation concerning the accuracy thereof has been made by La Quinta.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

Directors and Executive Officers:
William C. Baker	318,111	(2)	*
William G. Byrnes	364,812	(2)	*
Francis W. Cash	3,300,000	(2)(3)	1.79%
James P. Conn	231,757	(2)	*
John C. Cushman, III	513,628	(2)(4)	*
Terrell B. Jones	30,990	(2)	*
David L. Rea	530,435	(2)(3)	*
Rufus K. Schriber	125,000	(2)(3)	*
Alan L. Tallis	456,548	(2)(3)	*
A. John Novak	303,750	(2)(3)	*
All directors and executive officers of La Quinta as a group (14 persons)	6,723,687	(2)(3)	3.62%

5% Stockholders:
Merrill Lynch & Co., Inc.	13,779,162	(5)	7.59%
Deutsche Bank AG	12,344,200	(6)	6.80%
Wellington Management Company, LLP	9,205,479	(7)	5.07%

*	Denotes less than 1%

(1)	Calculated using 181,512,488 paired shares outstanding as of March 21, 2005. Additionally, in accordance with Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, in calculating the percentage of each holder, we treated as outstanding the number of paired shares issuable upon the exercise of the holder’s options to purchase paired shares, if any, that are presently exercisable or will become exercisable on or before May 20, 2005; however, we did not assume the exercise of any other holders’ options.

(2)	Includes options that are presently exercisable or will become exercisable on or before May 20, 2005, for the following number of paired shares: Mr. Baker— 135,000; Mr. Byrnes— 135,000; Mr. Cash— 2,700,000; Mr. Conn— 135,000; Mr. Cushman— 135,000; Mr. Jones— 30,000; Mr. Rea— 312,500; Mr. Schriber— 25,000; Mr. Tallis— 308,125; Mr. Novak— 218,750; and all directors and executive officers as a group— 4,395,625.

(3)	Includes restricted paired shares awarded under the 2002 Plan as follows: Mr. Cash— 600,000; Mr. Rea— 200,000; Mr. Schriber— 100,000; Mr. Tallis— 100,000; Mr. Novak— 85,000; and all directors and executive officers as a group— 1,376,311.

(4)	Includes 352,402 paired shares beneficially owned by Mr. Cushman as Co-Trustee of the Cushman Family Trust. Mr. Cushman has shared voting and investment power for 243,895 paired shares and has sole voting and investment power for the 108,507 paired shares held by such Trust.

(5)	This amount is based solely on information contained in a Schedule 13G/A filed by Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers on January 19, 2005 and, as reported in such schedule, is as of December 31, 2004. The principal business office for Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(6)	This amount is based solely on information contained in a Schedule 13G filed by Deutsche Bank AG and RREEF America, L.L.C. on January 28, 2005 and, as reported in such schedule, is as of December 31, 2004. The principal business office for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(7)	This amount is based solely on information contained in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2005 and, as reported in such schedule, is as of December 31, 2004. The principal business office for Wellington Management Company LLP is 75 State Street, Boston, MA 02109.

AUDIT COMMITTEE REPORT
      The Board of Directors of La Quinta has established an audit committee and adopted a written charter for the audit committee in accordance with the NYSE’s listing standards. Messrs. Conn, Byrnes and Jones are currently serving on the audit committee. The Board of Directors has determined that each member of the audit committee is “independent” under the NYSE rules. The audit committee met 11 times during 2004.
      As provided in the audit committee charter, the audit committee assists the Board of Directors in its oversight of (i) the integrity of La Quinta’s financial statements, (ii) La Quinta’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of La Quinta’s independent auditors and (iv) the performance of La Quinta’s internal audit function. The audit committee engages the independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of La Quinta’s internal accounting controls, among other matters. During 2004, the audit committee also monitored and discussed with La Quinta’s management, internal auditors and independent auditors the status of La Quinta’s compliance with the requirements of Section 404 of Sarbanes-Oxley.
      Management is responsible for preparation of La Quinta’s financial statements and for its financial reporting process and internal controls. La Quinta’s independent auditors are responsible for auditing La Quinta’s annual financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion as to conformity of those financial statements with accounting principles generally accepted in the United States.
      The undersigned members of the audit committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2004 as follows:
      1. The audit committee has reviewed and discussed with management the audited financial statements for La Quinta for the fiscal year ended December 31, 2004.
      2. The audit committee has discussed with representatives of Ernst & Young LLP the matters that are required to be discussed with them under provisions of Statement on Auditing Standards No. 61 (“SAS 61”), as may be modified or supplemented. SAS 61 requires the auditors to ensure that the audit committee received information regarding the scope and results of the audit.
      3. The audit committee has discussed with Ernst & Young LLP the auditors’ independence from management and La Quinta, including the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as may be modified or supplemented. In addition, the audit committee considered whether the provision of certain non-audit services by Ernst & Young LLP is compatible with maintaining its independence.
      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in La Quinta’s annual report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the SEC.
Submitted by the Audit Committee:

James P. Conn, Chairman
William G. Byrnes
Terrell B. Jones

OTHER MATTERS
Expenses of Solicitation
      La Quinta will bear the costs of solicitation of proxies and of preparing, printing and mailing this proxy statement. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies at a cost of approximately $6,500 plus reimbursement of out-of-pocket expenses. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of La Quinta common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of shares of La Quinta common stock by directors, officers or employees of La Quinta or by employees of D.F. King & Co., Inc. in person or by telephone, e-mail, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of La Quinta in connection with any such solicitation.
Stockholder Proposals for Annual Meetings
      Any La Quinta stockholder who intends to submit a proposal, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the proxy materials for the 2006 annual meeting of La Quinta stockholders must submit such proposal in writing to the Secretary of La Quinta on or before December 14, 2005 if the proposal is to be considered for inclusion in the proxy statement of La Quinta and the form of the proxy relating to that meeting. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. In addition, the La Quinta by-laws include advance notice and other requirements regarding the timing and content of proposals for stockholder action at stockholders’ meetings other than those proposed by the Board of Directors. In order to be timely under the advance notice provisions of the La Quinta by-laws, all stockholder proposals intended to be presented at the 2006 annual meeting of La Quinta stockholders must be submitted, pursuant to the terms of such advance notice provisions, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event the meeting is called for a date other than the date specified in the by-laws, and less than 75 days prior public disclosure of such date is given, then notice of the proposal must be received by the Secretary not later than the close of business on the fifteenth day following the date on which such public disclosure of the date of the meeting was made. A copy of the by-laws of La Quinta may be obtained on our website at www.LQ.com under Investor Relations— Governance or by written request addressed to La Quinta Investor Relations at the address set forth under “What other information should I review before voting?”
Multiple Stockholders Sharing the Same Address
      To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (214) 492-6600 or by writing to La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (214) 492-6600 or writing to Investor Relations at the address given above.

Appendix A
La Quinta Corporation
2005 Incentive Compensation Plan

La Quinta Corporation
2005 Incentive Compensation Plan
Article 1.     Establishment, Purpose, and Duration
      1.1     Establishment. La Quinta Corporation, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the La Quinta Corporation 2005 Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.
      This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, and Other Stock-Based Awards.
      This Plan shall become effective upon stockholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
      1.2     Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third-Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.
      1.3     Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.
Article 2.     Definitions
      Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
      2.1     “Modified EBITDA” shall mean consolidated net income after taxes as reported in the Company’s report to shareholders (“Net Income after Taxes”) plus interest expense, plus income taxes, plus depreciation, plus amortization, plus impairments, plus asset write-offs and other noncash provisions for losses, plus minority interest and such other additions or subtractions to Net Income after Taxes necessary to remove the impact of cumulative effect of changes in accounting principles, extraordinary items, gain/loss on sales, and gain/loss on debt extinguishments; to the extent any of the above adjustments are included in discontinued operations, then these shall also be added back to Net Income after Taxes.
      2.2     “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
      2.3     “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.
      2.4     “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

      2.5     “Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award.
      2.6     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
      2.7     “Board” or “Board of Directors” means the Board of Directors of the Company.
      2.8     “Change of Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i) Any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(ii) When, during any period of twenty-four (24) consecutive months the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or by prior operation of this Section; or

(iii) Upon the closing of a transaction comprising: a stockholder approved plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all of the Company’s assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the combined voting power of the surviving entity.
      2.9     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
      2.10     “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.
      2.11     “Company” means La Quinta Corporation, a Delaware corporation, and any successor thereto as provided in Article 21 herein.
      2.12     “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, or any successor statute, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) when twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
      2.13     “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 13.
      2.14     “Director” means any individual who is a member of the Board of Directors of the Company.
      2.15     “Effective Date” has the meaning set forth in Section 1.1.
      2.16     “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.

      2.17     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
      2.18     “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low, closing bid and asked, or opening and closing prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.
      2.19     “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7.
      2.20     “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.
      2.21     “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
      2.22     “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.
      2.23     “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
      2.24     “Nonemployee Director” means a Director who is not an Employee.
      2.25     “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.
      2.26     “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
      2.27     “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
      2.28     “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
      2.29     “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
      2.30     “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
      2.31     “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the applicable treasury regulations thereunder for certain performance-based compensation paid to Covered Employees.

      2.32     “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
      2.33     “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
      2.34     “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
      2.35     “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
      2.36     “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.
      2.37     “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
      2.38     “Plan” means the La Quinta Corporation 2005 Incentive Compensation Plan.
      2.39     “Plan Year” means the calendar year.
      2.40     “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
      2.41     “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.
      2.42     “Share” means a share of common stock of the Company, $.01 par value per share, and a share of Class B common stock of La Quinta Properties, Inc., $.01 par value per share, which are paired and trade as one unit.
      2.43     “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.
      2.44     “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
      2.45     “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).
      2.46     “Third-Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that: (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
Article 3.     Administration
      3.1     General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
      3.2     Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, and, subject to Article 19, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.
      3.3     Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4.     Shares Subject to This Plan and Maximum Awards
      4.1     Number of Shares Available for Awards.
      (a) Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under this Plan on or after the Effective Date (the “Share Authorization”) shall be the sum of ten million (10,000,000) Shares and any shares that remain available for grants under the La Quinta Corporation 2002 Stock Option and Incentive Plan.
      (b) Of the Shares reserved for issuance under Section 4.1(a) of this Plan, all of the reserved Shares may be issued pursuant to Full Value Awards.
      (c) Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of Shares that may be issued pursuant to ISOs shall be ten million (10,000,000) Shares that may be issued pursuant to Awards in the form of ISOs.
      (d) Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of shares that may be issued to Nonemployee Directors shall be two million five hundred thousand (2,500,000) Shares, and no Nonemployee Director may receive Awards subject to more than one hundred thousand (100,000) Shares in any Plan Year.
      4.2     Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards (including awards granted pursuant to the La Quinta Corporation 2002 Stock Option and Incentive Plan) which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. If the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. If the Participant elects to receive an Award net of taxes, then only those shares actually issued to the Participant shall be counted as used. Furthermore, if the Participant elects to do a cashless option exercise with the Company, then only the net amount of the shares issued will be counted as used. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
      4.3     Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a) Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two million five hundred thousand (2,500,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Options as of the close of the previous Plan Year.

(b) SARs. The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two million five hundred thousand (2,500,000) plus the amount of the Participant’s unused applicable Annual Award Limit for SARs as of the close of the previous Plan Year.

(c) Restricted Stock or Restricted Stock Units. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.

(d) Performance Units or Performance Shares. The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be one million (1,000,000) Shares, or equal to the value of one million (1,000,000) Shares determined as of the date of vesting or payout, as applicable plus the amount of the Participant’s unused applicable Annual Award Limit for Performance Units or Performance Shares as of the close of the previous Plan Year.

(e) Covered Employee Annual Incentive Award. The maximum aggregate amount awarded or credited in any one Plan Year with respect to a Covered Employee Annual Incentive Award shall be determined in accordance with Article 13.

(f) Other Stock-Based Awards. The maximum aggregate grant with respect to other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be one million (1,000,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Other Stock-Based Awards as of the close of the previous Plan Year.
      4.4     Adjustments in Authorized Shares. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional Shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan or under particular forms of Awards, (ii) the number of Awards that can be granted to any one individual grantee, (iii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price per Share subject to each outstanding Restricted Stock Award, and (v) the Option Price or Grant Price for each Share subject to any then outstanding Stock Options or SARs under the Plan, without changing the aggregate exercise price (i.e., the Option Price/ Grant Price multiplied by the number of Stock Options/ SARs) as to which such Stock Options remain exercisable. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional Shares.
      The Committee may also adjust the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension, or renewal of the Option within the meaning of Section 424(h) of the Code.
      The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
      Subject to the provisions of Article 21, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code, where applicable.
Article 5.     Eligibility and Participation
      5.1     Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third-Party Service Providers.
      5.2     Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.
Article 6.     Stock Options
      6.1     Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the treasury regulations thereunder).
      6.2     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
      6.3     Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement. The Option Price shall be determined by the Committee, in its discretion; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.
      6.4     Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock

Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.
      6.5     Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
      6.6     Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
      A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period as the Committee may permit) prior to their tender to satisfy the Option Price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.
      Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
      Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a net option exercise. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
      6.7     Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares. Such restrictions, if any, shall be evidenced in the applicable Award Agreement.
      6.8     Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
      6.9     Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares acquired pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.     Stock Appreciation Rights
      7.1     Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.
      Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
      The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
      7.2     SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
      7.3     Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.
      7.4     Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, as evidenced in the applicable Award Agreement.
      7.5     Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
      Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
      7.6     Settlement of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.
      The payment upon SAR exercise shall be in Shares.
      7.7     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

      7.8     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions, which shall be evidenced in the applicable Award Agreement, may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
Article 8.     Restricted Stock and Restricted Stock Units
      8.1     Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.
      8.2     Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
      8.3     Other Restrictions. At the time of grant, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. Such restrictions, if any, shall be evidenced in the applicable Award Agreement.
      To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
      Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Award has been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
      8.4     Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
      The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the La Quinta Corporation 2005 Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from La Quinta Corporation.
      8.5     Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
      8.6     Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee, in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.
      8.7     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
      8.8     Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9.     Performance Units/ Performance Shares
      9.1     Grant of Performance Units/ Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
      9.2     Value of Performance Units/ Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. At the time of grant, the Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/ Performance Shares that will be paid out to the Participant.
      9.3     Earning of Performance Units/ Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Performance Shares shall be entitled to receive payout on the value and number of Performance Units/ Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
      9.4     Form and Timing of Payment of Performance Units/ Performance Shares. Payment of earned Performance Units/ Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/ Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/ Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. As evidenced in the applicable Award Agreement, any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
      9.5     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 10.     Other Stock-Based Awards
      10.1     Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
      10.2     Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
      10.3     Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
      10.4     Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions shall be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 11.     Transferability of Awards
      11.1     Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.
      11.2     Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) held by Employees or Directors shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, that only the Participant to whom the Award had been granted, a “family member” (as defined below in Section 11.4 below) of such Participant, or a charity may be a transferee of such Award. Such a determination may be made at the time an Award is granted or at any time thereafter.
      11.3     Domestic Relations Orders. Without limiting the generality of Section 11.1, and notwithstanding Section 11.2, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.
      11.4     Family Member. For purposes of Section 11.2, “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.
Article 12.     Performance Measures
      12.1     Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 12, the performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 13) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total stockholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Economic value added or EVA® (net operating profit after tax minus the product of capital times the cost of capital).

(r)	Revenue per available room (RevPAR);

(s)	Franchise operating profit;

(t)	Inn operating contribution (IOC); and

(u)	Modified EBITDA.
      Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.
      12.2     Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
      12.3     Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
      12.4     Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.
Article 13.     Covered Employee Annual Incentive Award
      13.1     Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to five percent (5%) of the Company’s Modified EBITDA for the applicable Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool or (2) the sum of the incentive pool percentages for all Covered Employees exceed one hundred percent (100%) of the total pool.
      13.2     Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the applicable Plan Year. Each Covered Employee’s incentive award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.
Article 14.     Nonemployee Director Awards
      All Awards to Nonemployee Directors shall be determined by the Board or Committee.
Article 15.     Dividend Equivalents
      Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Article 16.     Beneficiary Designation
      Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.
Article 17.     Rights of Participants
      17.1     Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time.
      Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
      17.2     Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
      17.3     Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 18.     Change of Control
      18.1     Change of Control of the Company. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement:

(a) Any and all Options and SARs granted hereunder shall become immediately vested and exercisable.

(b) Any Period of Restriction for Restricted Stock and Restricted Stock Units granted hereunder that have not previously vested shall end, and such Restricted Stock and Restricted Stock Units shall become fully vested.

(c) The target payout opportunities attainable under all outstanding Awards which are subject to achievement of any of the Performance Measures specified in Article 12, or any other performance conditions or restrictions that the Committee has made the Award contingent upon, shall be deemed to have been earned as of the effective date of the Change in Control, and such Awards treated as follows:

(i) The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period, if any, that has elapsed prior to the Change in Control. The Committee has the authority to pay all or any portion of the value of the Shares in cash.

(ii) All such Awards denominated in cash shall be paid pro rata to Participants, with the proration determined as a function of the length of time within the Performance Period, if any, that has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d) Subject to Article 19, herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.
      18.2     Treatment of Awards. In the event of a Change of Control where the Company ceases to have publicly-traded equity securities, after the consummation of the Change of Control, if no replacement awards are issued in lieu of outstanding Awards under the Plan, then the Plan and all outstanding Awards granted hereunder shall terminate and the Committee shall take action to ensure that Participants receive appropriate payment for their outstanding Awards. Participants with outstanding Options and SARs shall be given an opportunity to exercise all their Options and SARs prior to the consummation of the Change of Control.
Article 19.     Amendment, Modification, Suspension, and Termination
      19.1     Amendment, Modification, Suspension, and Termination. Subject to Section 19.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
      19.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
      19.3     Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award; however, notwithstanding the preceding, the Committee may amend any Award Agreement or the Plan without the consent of a Participant if the Committee deems it necessary to avoid adverse tax consequences to a Participant under Code Section 409A.
Article 20.     Withholding
      20.1     Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
      20.2     Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 21.     Successors
      All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 22.     General Provisions
      22.1     Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
      22.2     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
      22.3     Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
      22.4     Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
      22.5     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
      22.6     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
      22.7     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
      22.8     Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b) Determine which Employees and/or Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees and/or Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.8 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
      Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
      22.9     Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
      22.10     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
      22.11     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
      23.12     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
      22.13     Deferred Compensation. The Committee may permit deferrals of compensation pursuant to a separate plan or a subplan which meets the requirements of Code Section 409A and the regulations thereunder. To the extent an Award would be subject to the requirements of Code Section 409A and the regulations thereunder, then the Award Agreement and the Plan shall be construed and administered so as the Award complies with Code Section 409A, and the Committee may revise such Award’s Award Agreement and/or the Plan so that the Award shall be in compliance with Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.
      22.14     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
      22.15     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
      22.16     Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
      22.17     Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgement in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly prohibited by statute.
      The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ANNUAL MEETING OF STOCKHOLDERS OF

LA QUINTA CORPORATION

May 19, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following Directors to serve until the 2008 annual meeting of stockholders.

NOMINEES:
☐	FOR ALL NOMINEES	m m	James P. Conn Terrell B. Jones
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	To consider and vote upon a proposal to approve the La Quinta Corporation 2005 Incentive Compensation Plan.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, adminstrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and your name and specify the capacity in which you act. If signer is a partnership, please sign full partnership name and your name and specifiy the capacity in which you act.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005

LA QUINTA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Francis W. Cash and David L. Rea, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of La Quinta Corporation to be held on May 19, 2005 and at any adjournment or postponement thereof with all power which the undersigned would possess if personally present and to vote all shares of common stock of La Quinta Corporation which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. All previously dated proxies are hereby revoked.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE THE PROXIES INTEND TO VOTE FOR EACH OF THE PROPOSALS.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

LA QUINTA CORPORATION

May 19, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Vote, date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the website.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 18, 2005.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following Directors to serve until the 2008 annual meeting of stockholders.

NOMINEES:
☐	FOR ALL NOMINEES	m m	James P. Conn Terrell B. Jones
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	To consider and vote upon a proposal to approve the La Quinta Corporation 2005 Incentive Compensation Plan.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, adminstrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and your name and specify the capacity in which you act. If signer is a partnership, please sign full partnership name and your name and specifiy the capacity in which you act.